SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 16, 2000


                                  PROXYMED, INC
             (Exact name of registrant as specified in its charter)



    FLORIDA                       000-22052                      65-0202059
    -------                       ---------                      ----------
(State or other             (Commission File No.)               (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)


                                 2555 Davie Road
                                    Suite 110
                          Ft. Lauderdale, Florida 33317
                    (Address of principal executive offices)

                                  954-473-1001
              (Registrant's telephone number, including area code)



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Item 5.  Other Events.

         Effective June 16, 2000, ProxyMed, Inc. (the "Company"), satisfied its obligation under the terms of the Redemption and Exchange Agreement (the "Redemption Agreement") for the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock"), to raise at least $4,000,000 on or prior to June 17, 2000, through the closing of a private placement of convertible notes and warrants which generated net proceeds of $5,275,316 to the Company.

         Proceeds will be used to comply with the Company's obligation to redeem 2,500 shares of the Series B Preferred Stock, which is required to occur by June 19, 2000. The balance of the proceeds will be used for working capital.

         Pursuant to the terms of the Redemption Agreement, the Company is also required to redeem an additional 2,500 shares of the Series B Preferred Stock on each of August 1, 2000 and August 31, 2000, and an additional 1,500 shares of the Series B Preferred Stock on September 29, 2000, plus a 16.5% premium and accrued dividends.

         The Company will be required to obtain at least $14 million of additional financing in order to fund its operations for the next six months, to comply with the terms of the Redemption Agreement and to repay amounts owed to Transamerica Business Credit Corporation ("Transamerica") under the Company's existing credit facility with Transamerica. Transamerica has advised the Company that it does not intend to renew the Credit Facility. At this time, the Company does not have another working capital credit facility available to it and that there can be no assurance the Company will be able to obtain a credit facility on acceptable terms, or at all. The Redemption Agreement provides that the Company must raise additional funds of $5,000,000 by July 31, 2000, and another $4,000,000 by August 30, 2000. There can be no assurance that such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company will not be able to meet the conditions set forth in the Redemption Agreement and the holders of the Series B Preferred Stock would be entitled to exercise their conversion and other rights under the terms of the designations for the Series B Preferred Stock and the Redemption Agreement. Additionally, the Company may be forced to further curtail its business activities operations and reduce its discretionary spending to such levels that continuing the Company's operations may not be feasible. The Company's ability to raise additional funds may be adversely affected if, among other things, the Company is unable to meet the terms and conditions set forth in the Redemption Agreement or if the Company does not continue to improve its operating performance and achieve increased market acceptance of its products and services. The failure to obtain at least $20,000,000 of financing on acceptable terms will have a material adverse effect on the Company's financial condition and its ability to fund continuing operations.

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         The Company's capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by other eHealth companies; the costs associated with developing improved products and services in response to technological changes; the costs associated with any marketing or other arrangements; changes in economic, regulatory, or competitive conditions of the Company's business; and the cost of retaining management personnel.

         The foregoing summary of certain aspects of the Redemption Agreement is not intended to be complete and is qualified in its entirety by the full text of such document which is attached as an exhibit to the Company's Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2000.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

         Exhibit No.     Description
         -----------     -----------

         99.1            Press Release issued on June 16, 2000.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PROXYMED, INC.

                                   By:  /S/ FRANK M. PUTHOFF
                                      ------------------------------------------
                                   Name:  Frank M. Puthoff
                                   Title: Executive Vice President, Chief Legal
                                          Officer, and Secretary

Dated:  June 16, 2000

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                                  EXHIBIT INDEX

         Exhibit No.    Description
         -----------    -----------

         99.1           Press Release issued on June 16, 2000.